Exhibit 23.5

CONSENT OF JOHN BURNS RESEARCH AND CONSULTING, LLC

We hereby consent to the use of our name in the Registration Statement on Form S-1 (together with any amendments or supplements thereto, the “Registration Statement”) and the related Prospectus of Smith Douglas Homes Corp.(the “Company”), the references to the John Burns Research and Consulting, LLC information prepared for the Company wherever appearing in the Registration Statement, including, but not limited to but not limited to the references under the headings “Summary,” “Risk Factors,” “Market Opportunity,” and “Experts” in the Registration Statement, and, if applicable, the attachment of such market study as an exhibit to the Registration Statement.

Dated:  September 6, 2023

JOHN BURNS RESEARCH AND CONSULTING, LLC

By	/s/ Don Walker
Name:	Don Walker
Title:	Managing Principal